Exhibit 5.1

[ORACLE LETTERHEAD]

February 5, 2010

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am a Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about February 5, 2010, in connection with the registration under the Securities Act of 1933, as amended, of 28,263,363 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of April 19, 2009 (the “Sun Merger Agreement”), by and among the Company, Sun Microsystems, Inc. (“Sun”) and Soda Acquisition Corporation and the Agreement and Plan of Merger dated as of December 23, 2009, by and among Oracle Systems Corporation, a subsidiary of the Company, Shasta Acquisition Corporation, Silver Creek Systems, Inc. (“Silver Creek Systems”) and the Holder Representative (together with the Sun Merger Agreement, the “Merger Agreements”). Pursuant to the Merger Agreements, the Company assumed outstanding equity awards of Sun under the Sun Microsystems, Inc. 2007 Omnibus Incentive Plan, Sun Microsystems, Inc. 1990 Long-Term Equity Incentive Plan, Sun Microsystems, Inc. Equity Compensation Acquisition Plan, Sun Microsystems, Inc. 1988 Directors’ Stock Option Plan, Sun Microsystems, Inc. 1997 French Stock Option Plan, Afara Websystems, Inc. 2000 Equity Incentive Plan, Cobalt Networks, Inc. Amended and Restated 1997 Employee Stock Plan, Forte Software, Inc. 1996 Stock Option Plan, Forte Software, Inc. 1997 Stock Option Plan, Gridware, Inc. 2000 Equity Incentive Plan, HighGround Systems, Inc. Stock Option Plan, InnoSoft International, Inc. 1992 Stock Incentive Plan, InnoSoft International, Inc. 1999 Equity Incentive Plan, Isopia Inc. Stock Option Plan, Kealia, Inc. Amended and Restated 2001 Stock Plan, Large Storage Configurations, Incorporated 1992 Stock Option Plan, MySQL AB Global Share Option Plan 2005, Neogent, Inc. 2001 Stock Incentive Plan, Pirus Networks, Inc. 2000 Stock Option Plan, SeeBeyond Technology Corporation 1998 Stock Plan, SevenSpace, Inc. Amended and Restated 2000 Stock Incentive Plan, Star Division Corporation 1998 Stock Plan, Amended and Restated Storage Technology Corporation 1995 Equity Participation Plan, Storage Technology Corporation 2004 Long Term Incentive Plan, Tarantella, Inc. 2002 Incentive Stock Option Plan, Tarantella, Inc. 2003 Stock Option Plan and Waveset Technologies, Inc. Amended and Restated 2000 Stock Plan (each, a “Sun Plan”) and outstanding equity awards of Silver Creek Systems under the Silver Creek Systems, Inc. 2003 Equity Incentive Plan (collectively with the Sun Plans, the “Plans”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.

Sincerely,

/S/ Brady Mickelsen
Brady Mickelsen
Vice President, Associate General Counsel and Assistant Secretary